Exhibit 10.12

EXECUTION COPY

November 7, 2011

James B. Fitzgerald

Dear Jim,

This Letter Agreement sets forth our mutual understanding of the terms of your separation of employment from NBH Holdings Corp. (the “Company”) and memorializes our agreement regarding your continued service during the transition period (the “Transition Period”) that begins November 1, 2011 and ends on January 31, 2012 (your “Separation Date”), at which time your employment with the Company will terminate unless earlier terminated by the Company, in which case the Separation Date shall refer to the date of such termination by the Company. In addition, you may, upon signing the Release (as defined below), terminate your employment with the Company prior to January 31, 2012, in which case the Separation Date shall refer to the date of such termination by you, and you will only be entitled to the accrued and unpaid base salary through such date in accordance with Section 4 and shall not be entitled to any other payments or benefits, including the Bonus Payment (as defined below), and for the avoidance of doubt you shall forfeit any rights to any of the 33,541 shares of Time-Vesting Restricted Stock which would have vested pursuant to Section 2, but shall remain entitled to the 33,542 shares that vested on October 20, 2011 and to any accrued and vested benefits under the Company’s tax-qualified savings plan. We each agree on the following:

1.	During the Transition Period you will continue to provide services to the Company in the same manner and receive the same base salary, expense reimbursement and welfare benefits as prior to the date of this Letter Agreement. During the Transition Period you will be based in Boston, Massachusetts, subject to your performance of duties at, and travel to, such other offices of the Company and its subsidiaries and controlled affiliates and/or other location as shall be necessary to fulfill your duties during the Transition Period. For the avoidance of doubt, you agree that the Company has no requirement to maintain a principal office location in Boston and that you may be required to perform your duties at your home office in Boston and if so required shall be reimbursed for the reasonable expenses of such home office in accordance with company policies. Subject to your execution and non-revocation of a release in the form attached as Exhibit A (the “Release”) no earlier than the Separation Date, should the Company terminate your employment without Cause (as defined in The Restricted Stock Award Agreement, dated as of October 20, 2009) prior to January 31, 2012, it shall pay you an amount equal to your base salary for the period from the Separation Date through January 31, 2012, such amount to be paid within seven (7) days of the expiration of the revocation period set forth in the Release.

2.	Subject to your continued employment through the Separation Date and your execution and non-revocation of the Release no earlier than the Separation Date, the unvested portion of the Time-Vesting Restricted Stock (as defined in your Restricted Stock Award Agreement, dated as of October 20, 2009), which amounts to 33,541 shares (33,542 shares having vested on October 20, 2011), will vest on the eighth day following the Separation Date. Notwithstanding the foregoing, if your employment is terminated due to death, Disability (as defined in the 2009 Equity Incentive Plan) or by the Company without Cause (as defined in the Restricted Stock Award Agreement, dated as of October 20, 2009), the unvested portion of the Time-Vesting Restricted Stock will vest, subject (except in the event of your death) to the execution and non-revocation of a Release within ten (10) days following the termination of your employment , upon such termination of employment.

3.	Subject to your continued employment through the Separation Date and your execution and non-revocation of a Release no earlier than the Separation Date, you will be entitled to a cash bonus of at least 100% of your current base salary ($300,000) (the “Bonus Payment”) subject to increase (but not decrease) at the discretion of the Compensation Committee of the Board of Directors of the Company. The Bonus Payment will be made on the eighth day following the Separation Date. Notwithstanding the foregoing, if your employment is terminated due to death, Disability or by the Company without Cause, you will, subject (except in the event of your death) to the execution and non-revocation of a Release within ten (10) days following the termination of your employment, be entitled to the Bonus Payment on the date of such termination.

4.	Within the earlier of the first payroll period following the Separation Date and fifteen (15) days following the Separation Date, the Company will pay you any accrued and unpaid base salary through the Separation Date.

5.	You acknowledge and agree that, as of the date hereof, you forfeit all vested and unvested stock options granted to you pursuant to the Nonqualified Stock Option Agreement, dated as of October 20, 2009, and all Performance-Vesting Restricted Stock granted to you pursuant to the Restricted Stock Award Agreement, dated as of October 20, 2009.

6.	The payments and benefits provided under this Letter Agreement are in full satisfaction of the Company’s obligations to you for your services during the Transition Period and upon your termination of employment. You will not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Letter Agreement) beyond those specified in this Letter Agreement and except for any benefits that are accrued and vested as of the Separation Date under the Company’s tax-qualified savings plan.

7.	You represent that you will not do or say anything that a reasonable person would construe as detrimental or disparaging to the good will and good reputation of the Company, including making negative statements about the Company’s method of doing business, the effectiveness of its business policies and practices or the quality of any of the Company’s services or personnel. In addition, you will not disclose to any other person or use any information that you acquired as an employee of the Company in such a manner that would be detrimental to the interests of the Company. The Company agrees that the members of its Board of Directors and its senior executive officers will not do or say anything that a reasonable person would construe as detrimental or disparaging to your reputation, including making negative statements about your services as a Company employee. Notwithstanding anything to the contrary herein, this Section 7 shall not apply to communications (unless made in bad faith or without a reasonable belief in the truth of such communications) (i) with counsel for either party hereto, (ii) required by law or legal process, (iii) made by you prior to the Separation Date in connection with the performance of your duties and in response to questions from the Board of Directors of the Company or from any underwriter engaged by the Company or, absent such a question, to the Board of Directors, where you, acting in good faith, have concluded it is in the best interest of the Company that the information communicated be disclosed to the Board of Directors, subject in each case to your duty of loyalty to the Company and your duty of confidentiality to the Company, or (iv) as to any individual covered by this Section 7, with his or her immediate family.

8.

During the Transition Period and for the two year period following your termination of employment (the “Non-Solicitation Period”), you agree not to divert, solicit or lure away the patronage of (i) any client or business of the Company or any of its subsidiaries as of or within the two (2) year period prior to your termination of employment or (ii) any prospective client or business of the Company or any of its subsidiaries. You agree that during the Non-Solicitation Period you will not, directly or indirectly, recruit, hire or assist others in recruiting or hiring, or otherwise solicit for employment, any current or former employees of the Company or any of its subsidiaries. While the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8, it is the parties intention that the potential restrictions imposed by this

Sections 8 be reasonable in both duration and geographic scope and in all other respects. It is also the intention of the parties hereto that the provisions of this Section 8 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that in the event that any provision of this Section 8 shall, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent permissible under applicable law. If applicable law does not permit an invalid or unenforceable provision to be so construed, then the invalid or unenforceable provision shall be stricken and the remaining portions of this Section 8 shall be enforced to the fullest extent permitted by law. In addition, if any provision of this Section 8 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

9.	You agree that on termination of employment you will leave with the Company all Company property that you possess as well as any memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company’s business, including all copies thereof, other than such documents and items that are personal to you (e.g., pay stubs, personal tax documentation and other compensation or employment related materials).

10.	For one year from the termination of employment, you agree to make yourself reasonably available to the Company and its subsidiaries to respond to requests by the Company for information pertaining to or relating to the Company and its subsidiaries which may be within your knowledge. You agree to cooperate with the Company and its subsidiaries at such reasonable times and places as are mutually convenient for the parties and as the Company may request in connection with any and all existing or future litigation, charges or investigations brought by or against the Company, whether administrative, civil or criminal in nature, in which your cooperation may be helpful or necessary. The Company will promptly reimburse, or advance where significant, any out of pocket expenses incurred or to be incurred by you and, for any hours in excess of twenty (20) shall compensate you at the rate of $300 per hour, prorated for partial hours, subject to your submission of reasonable time and expense records.

11.	Notwithstanding any other provision of this Letter Agreement, the Company may withhold from any amounts payable under this Letter Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

12.	This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Letter Agreement supersedes all prior and contemporaneous relationships, agreements, understandings, negotiations and discussions, whether oral or written, between you and the Company with respect to the subject matter hereof, to the extent they conflict herewith. This Letter Agreement may be executed by you and the Company in counterparts, which taken together will be deemed one original. Should any provision of this Letter Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Letter Agreement will not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

13.	Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Letter Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Letter Agreement binding and fully enforceable against the party for which he signs.

Thank you very much for your efforts to date and we look forward to working with you through the Transition Period. To acknowledge your acceptance of, and agreement to be bound by the terms of this Letter Agreement, please sign where indicated below and return the original to me.

Sincerely,

/s/ G. Timothy Laney

G. Timothy Laney

Chief Executive Officer

**************

ACCEPTED AND AGREED TO,

This 7th day November, 2011:

/s/ James B. Fitzgerald
James B. Fitzgerald

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Release”), is entered into on the date set forth below by James B. Fitzgerald (“Employee” or “you”) in favor of NBH Holdings Corp. and all of its, direct and indirect, subsidiaries, and all other affiliates and related entities (collectively and together with its successors and assigns, referred to as the “Company”) and the “Releasees” (as defined below).

In consideration of the promises set forth in the Letter Agreement between you and the Company, dated November 7, 2011 (the “Letter Agreement”), and as a condition to your right to receive certain payments and benefits set forth under the Letter Agreement, you hereby agree as follows:

1. Releases. You for yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its divisions, successors, assigns, trustees, officers, directors, partners, agents, representatives, and former and current employees, including without limitation all persons or entities acting by, through, under or in concert with any of them (collectively, the “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, regulation or ordinance, and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance (including, without limitation, under the Equal Pay Act, Section 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act and the Family Medical Leave Act), which Releasors had, now have, or may have or claim to have in the future against each or any of the Releasees from the beginning of your relationship with the Company until the date of the execution of this Agreement relating to your employment with the Company and its subsidiaries and affiliates. All claims released by the Releasors pursuant to this Release will collectively be referred to herein as the “Released Claims.” Notwithstanding the foregoing, in no event will the Released Claims include any claims involving workers’ compensation, unemployment compensation, accrued benefits under an employee benefit plan maintained by the Company, [any of the compensation or benefits set forth in Sections 1, 2, 3 and 4]1 of the Letter Agreement or other statutory claims to the extent such statutory claims cannot be waived or released, or any claims for indemnification.

In addition, you agree that you will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county, or municipal court, or any arbitral forum. You further agree that if you do so, you shall be liable for the payment of expenses, all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with your suit, action, or grievance. You also waive your right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release does not prohibit you from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act, nor does it render you liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a

[1]	To be modified if Release is signed in connection with a termination by the employee to reflect last sentence of first paragraph of Letter Agreement (i.e., claims to amounts under Sections 1, 2 and 3 are Released Claims).

lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act. This Release not to sue also does not prohibit you from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, you agree not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement that may be awarded to you in connection with such charges.

You agree and acknowledge you are intentionally releasing claims that you know about as well as claims that you may not know that you might have. You expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. You understand the significance of your release of unknown claims and your waiver of statutory protection against a release of unknown claims. That is your knowing and voluntary intent, even though you recognize that someday you might learn that some or all of the facts you currently believe to be true are untrue and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk and you agree that this Release shall remain effective in all respects in any such case.

You agree that you have not assigned or given away any of the claims you are releasing. You also agree that you will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.

You agree that this Release is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

This Release does not apply to any claims arising after your execution of this Release. This Release also does not release any claims that the law does not permit you to release.

2. Review of Agreement. You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Release with counsel of your choice. Your execution of this Release establishes that, if you wish the advice of counsel (at your own expense), you have done so by the date you signed the Release, and that you were given at least 21 days to consider whether or not to sign. You may sign this Release before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. You will have seven (7) days from the date that you sign this Release to revoke the Release and to change your mind, in which case this Release shall be ineffective and of no legal force. If you so revoke the Release, there will be no obligation on the part of the Company to provide you with any of the severance benefits and payments discussed in the Letter Agreement and you agree to repay to the Company any such payments and benefits previously paid or provided to you.

3. Full Compliance. You acknowledge and agree that the Company’s agreement to provide benefits and payments under the Letter Agreement is expressly contingent upon your full compliance with the provisions of this Release and any other agreements, if any, between you and the Company.

4. Successors. You and anyone who succeeds to your rights and responsibilities are bound by this Release and this Release will accrue to the benefit of and may be enforced by the Company and its successors and assigns.

5. Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

6. Severability. You agree that if any portion of this Release is declared to be unlawful or invalid, it shall, if possible, be construed in a manner which will give effect to the terms of the Release to the fullest extent possible while remaining lawful and valid. Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

7. Counterparts. This Release may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

Signature:	Date:

NBH HOLDINGS CORP.

BY:	Date:
Name:
Title: